Exhibit 99.1

CONTACT:

Anne Marie McCauley, Vice President, Investor Relations

510-749-2551

annemarie.mccauley@windriver.com

Wind River Authorizes $50 Million Share Repurchase Program

Alameda, CA – June 18, 2007 – Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced its Board of Directors has approved a $50 million share repurchase program. Wind River may repurchase shares from time to time at management’s discretion in accordance with applicable securities laws in the open market or in privately negotiated transactions. Repurchases will depend upon market conditions and other factors, and repurchases may be commenced or suspended from time to time at Wind River’s discretion without prior notice.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). Wind River enables companies to develop, run, and manage device software faster, better, at lower cost, and more reliably. Wind River platforms are pre-integrated, fully standardized, enterprise-wide development solutions. They reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process, from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call 1-800-872-4977.

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The Wind River logo is a trademark of Wind River Systems, Inc., and Wind River is a registered trademark of Wind River Systems. Other marks used herein are the property of the respective owners.